Exhibit 10.94

First Amendment to
Financial Services and Business Development Consulting Agreement

This First Amendment to Financial Services and Business Development Consulting Agreement ("First Amendment") is entered into as of February 8, 2007, to be effective as of January 1, 2007, by and among Dionysos Investments (1999) Ltd., an Israeli company ("Dionysos"), and Xfone, Inc., a Nevada corporation ("Client").

WHEREAS, Dionysos and the Client entered into that certain Financial Services and Business Development Consulting Agreement dated November 18, 2004 (the "Consulting Agreement") and desire to amend Section 2 of the Consulting Agreement pursuant to the recommendations of the Audit Committee of the Client and the resolutions of its Board of Directors dated December 25, 2006, and February 4, 2007.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties do hereby agree as follows (capitalized terms used herein have the same meaning as defined in the Consulting Agreement, unless otherwise specified herein).

1. Amendment. Section 2 of the Consulting Agreement is hereby amended in its entirety to read as follows:

"Compensation. (i) The parties agree that Dionysos will be compensated by Client for the Services provided to the Client in the amount of Eight Thousand British Sterling Pounds (£8,000) per month, beginning on January 1, 2007; (ii) In addition, Client will pay Dionysos a one time success fee in the amount of Ten Thousand British Sterling Pounds (£10,000), for initiating, establishing and developing the relationship between the Client and certain Israeli financial institutions during fiscal years 2005-2006, relationships which resulted in significant investments made by certain Israeli financial institutions; (iii) In addition, Client will pay Dionysos a success fee for any future investments in the Client made by Israeli investors during fiscal year 2007, provided such investments were a direct or indirect result of the Services provided to the Client. The success fee will be equal to 0.5% (half percent) of the gross proceeds of such investments; (iv) In addition, Client will reimburse Dionysos, based on prior approval by the Audit Committee of the Client, for expenses incurred on behalf of the Client, which expenses will include travel, hotel, meals, courier, report reproduction and other administrative costs when and where needed. Compensation for any additional services provided by Dionysos for the Client shall be as agreed by the parties.

The parties agree that the abovementioned compensation will only apply to fiscal year 2007, and then be reviewed and reconsidered by the Audit Committee and Board of Directors of the Client in December 2007. In the event the Board of Directors of the Client, exercising sole discretion, decides not to approve the abovementioned compensation for fiscal year 2008, Dionysos will have the option, in its sole discretion, to terminate this Agreement, or continue and provide the Services in return for the same compensation which was paid to it in fiscal years 2005-2006 (i.e. fee of £3,000 per month plus reimbursement of expenses)."

2. Ratification. The Consulting Agreement as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the Consulting Agreement remain unchanged and continue in full force and effect. Without prejudice to the generality of the above, it is hereby declared that the Audit Committee and Board of Directors of the Client approved the automatic renewal of the Term of the Consulting Agreement for an additional two-year period, ending on December 31, 2008.

3. Execution. This First Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to accept facsimile signatures as an original signature.

Executed as of the day and year first above written.

Dionysos Investments (1999) Ltd.	Xfone, Inc.

/s/ Haim Nissenson	/s/ Abraham Keinan
Haim Nissenson	Abraham Keinan
Title: Managing Director	Title: Chairman of the Board